EXHIBIT 10.26

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 31, 2024 between M Innovations, LLC, a Delaware corporation (“Seller”) and M Specialty Foods, Inc., a New York corporation (“Buyer”).

Section I.1. Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby sells, transfers, assigns, conveys, and delivers to Buyer the following acquired assets:

(a)	Mouth trademark: All rights, title, and interest in and to the Mouth trademark, including any associated goodwill, free and clear of any liens, claims, or encumbrances.

(b)	GoDaddy domain: All rights, title, and interest in and to the GoDaddy domain ‘mouth.com,’ including any hosting rights, certificates, and any other associated digital assets.

(c)	Shopify site: All rights, title, and interest in and to the Shopify e-commerce site, including all customer data, order histories, supplier contracts, and integrations, without any liens or encumbrances.

(d)	Creative and Marketing assets: All rights, title, and interest in creative and marketing assets related to the products or services being purchased. This includes, but is not limited to, logos, trademarks, advertising materials, promotional content, digital files, social media assets, and any other marketing or branding assets that have been developed or used in connection with the business since 2021 which can be located through reasonable effort by Seller.

Section I.2. Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for the following liabilities:

(a)	Gift Cards: Buyer shall assume responsibility for all outstanding gift card liabilities as of the Closing Date. Buyer agrees to honor and service these gift cards in compliance with all applicable federal and state laws governing gift card redemption, expiration, and escheatment. Seller shall provide Buyer with a complete list of all outstanding gift cards, balances, and other relevant details, which shall be attached as Appendix A to this Agreement.

(b)	Website Operation and Liabilities: Buyer shall assume all liabilities, responsibilities, and risks associated with the operation, management, and content of the Shopify website after the Closing Date, including any and all creative or development work conducted prior to Closing. This includes, but is not limited to, liabilities arising from any third-party claims, regulatory violations, or legal complaints, such as any future claims or lawsuits related to the Americans with Disabilities Act (ADA) or other applicable laws resulting from development work done prior to the Closing.

Section I.3. Retained Liabilities. Seller shall maintain sole responsibility of, and solely shall retain, pay, and perform any Liabilities arising out of or relating to the operation of Seller’s business prior to the Closing.

Section I.4. Purchase Consideration.

(a)	In lieu of payment, Buyer agrees to assume the gift card liability after Closing as recorded in Appendix A. Buyer further acknowledges and accepts full responsibility for any costs or expenses arising from the redemption or servicing of these gift cards after Closing. Seller shall bear no responsibility for any future financial obligations related to the gift cards.

Section I.5. Transaction Costs. Buyer agrees to be solely responsible for and bear any and all of Seller’s costs related to the transactions contemplated by this Agreement, including, but not limited to:

(a)	Trademark registration and transfer fees,

(b)	Transportation and logistics costs for any merchandise purchased by the Buyer,

(c)	Costs associated with formally filing this Agreement or any other necessary documentation with relevant governmental organizations or authorities,

(d)	Any other fees, costs, or expenses incurred in connection with the execution, implementation, or closing of this Agreement.

Seller will not bear any of Buyer’s financial responsibility for the costs of these transactions unless expressly stated otherwise in this Agreement. Seller will receive written approval from buyer before agreeing to any expense, that would need to be paid or reimbursed by Buyer, that is individually over $500. If total transaction costs exceed $10,000, or are projected to exceed $10,000, then Buyer may choose, in writing, to reject the expense, which would immediately terminate this Agreement. For the avoidance of doubt, transaction costs do not include operating expenses (e.g. Shopify fees, shipping costs, digital marketing and related accounts, etc.) or procurement costs.

Section I.6. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by the remote exchange of electronic copies of documents and signatures on a date as the parties may mutually agree, no later than 7 calendar days after executing this Agreement.

Section I.7. Closing Obligations.

At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(a)	Ownership transfer of mouth.com domain: Seller shall execute and deliver all necessary documents, credentials, and authorizations required to transfer ownership of the domain “mouth.com” to Buyer. Seller warrants that there are no third-party claims against the domain that would affect the transfer of ownership.

(b)	Trademark transfer process approval: Seller shall provide necessary approvals to commence the transfer of the Mouth trademark to Buyer. Buyer agrees to conduct required steps and to bear all costs and fees associated with the trademark transfer process.

(c)	Ownership transfer of Shopify site: Seller shall transfer all administrative rights and credentials for the Shopify site to Buyer, including full access to customer and supplier databases, transaction history, and other e-commerce data integral to the operation of the business.

(d)	Transferring other Mouth-related digital accounts: Seller shall transfer ownership, and/or provide any required authorizations to transfer ownership, administrative control, and post-closing payment responsibilities for the following accounts and tools owned by Seller or in which Seller has rights including, Google Ads, Google Search Console, Google Tag Manager, Mouth email account, Klaviyo, Help Scout, Google Analytics, Facebook Business Account, Triple Whale, Github (website code backup), Yotpo, Commission Junction (Affiliate Marketing Platform), Social Media Accounts: Tik Tok, Instagram, Facebook, Pinterest, LinkedIn, X (Twitter), and Dropbox.

(e)	No Other Representations or Warranties. Except as expressly set forth in this Agreement, neither party makes any other representations or warranties, express or implied, including, without limitation, any representations or warranties of merchantability, fitness for a particular purpose, or non-infringement. Any representations or warranties not specifically included in this Agreement are hereby expressly disclaimed and shall have no legal effect.

Section I.1. Governing Law. This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

M Innovations, LLC, a Delaware corporation

By:	/s/ Eve David
Name:	Eve David
Title:

M Specialty Foods, Inc., a New York corporation

By:	/s/ Bill Bennett
Name:	Bill Bennett
Title:	CEO

Appendix A

1.	Gift card balance ($174,637): filename “Mouth Gift Cards as of 2024.10.08.xls”